Exhibit 99.1

NEWS RELEASE

ICF International Reports Fourth Quarter and Full Year 2014 Results

Fourth Quarter Highlights

●	Total Revenue Increased 20 Percent to $276 Million

●	Commercial Revenue Growth Was 46 Percent, Led by Digital Services and Energy Business Areas

●	Adjusted EPS Was $0.51, Exclusive of Certain International Office Closures and Acquisition-related Costs; Diluted EPS Was $0.44

●	Completed Acquisition of Olson, Provider of Digital Marketing Solutions

Full Year Highlights

●	Total Revenues Increased 11 Percent Surpassing $1 Billion for the First Time, Led by 19 Percent Growth in Commercial Revenue

●	Adjusted EPS Was $2.19; Diluted EPS Was $2.00

●	Record Contract Wins of $1.3 Billion

●	Operating Cash Flow Was $79 Million

Recently-Completed Acquisitions Bring Digital Services and Strategic Communications Revenue Run-Rate to More Than $300 Million

FOR IMMEDIATE RELEASE:

Investor Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

contacts:   Barbara Cano, MBS Value Partners, barbara.cano@mbsvalue.com +1.212.750.5800

Corporate and media relations contact: Steve Anderson, ICF International, steve.anderson@icfi.com +1.703.934.3847

FAIRFAX, Va. (February 26, 2015) ̶ ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the fourth quarter and 12 months ended December 31, 2014.

Fourth Quarter 2014 Results

“Fourth quarter performance illustrates ICF’s success over the last several years in diversifying our revenue sources and building scale in growth markets. Revenues in the fourth quarter included a significantly increased share from private sector clients, helped by the acquisition of digital services provider Olson. In addition to the 8-week contribution from Olson, commercial revenue performance benefitted from the double-digit growth of both our existing digital services/strategic communications business and our energy markets consulting and implementation work. International government revenue growth continued to be strong, almost doubling on a year-over-year basis and accounting for 8 percent of total revenues, up from 5 percent in the fourth quarter of 2013. State and local government increased 16 percent to account for 10 percent of fourth quarter revenues. This double-digit growth across a large portion of our revenue base more than offset the flat year-on-year performance of our federal government business, where spending headwinds continue to impact workflow.

“Our two major markets, ‘Energy, Environment & Infrastructure’ and ‘Health, Social Programs & Consumer/Financial,’ each posted double-digit revenue growth in the fourth quarter and accounted for 92 percent of total revenues. ICF’s recognized expertise in the key domain areas of health, energy, environment and consumer engagement provides us with an important competitive advantage in retaining and winning business from commercial and government clients.

“Operating income growth was significantly higher than revenue growth, reflecting the increased contribution of commercial business, which accounted for 36 percent of revenues, up from 30 percent in the fourth quarter of 2013,” said ICF International Chairman and Chief Executive Officer Sudhakar Kesavan.

For the fourth quarter, revenue was $276.4 million, a 20 percent increase over the $229.8 million reported in the 2013 fourth quarter. Adjusted EBITDA was $26.6 million, or 9.6 percent of revenues. Net income, exclusive of certain international office closures and acquisition-related costs, was $10.0 million, or $0.51 per diluted share, representing increases of 23 percent and 28 percent, respectively, over the comparable year-ago period.

Reported EBITDA, net income and diluted earnings per share for the fourth quarter were $24.5 million, $8.8 million and $0.44, respectively.

Last year’s fourth quarter results were affected by the 16-day federal government shutdown in October 2013.

Full Year 2014 Results

For 2014, revenue was $1,050.1 million, up 11 percent over the $949.3 million reported for full year 2013. Adjusted EBITDA was $98.6 million, or 9.4 percent of revenues, and up 14.3 percent from the prior year. Net income, exclusive of acquisition and restructuring-related costs was $43.8 million, or $2.19 per share, increases of 10 percent and 11 percent, respectively, over the comparable period in 2013.

“This was another record year for ICF in contract wins. Continued investments in business development over the last several years, and our added scale combined with subject matter knowledge, have enabled ICF to capture an increasing number of implementation contracts, which are often natural follow-ons to our advisory work,” Mr. Kesavan noted.

Backlog and New Business Awards

Backlog was $1.9 billion at the end of the fourth quarter of 2014. Funded backlog was $850 million, or 45 percent of the total. The total value of contracts awarded to ICF in the 2014 fourth quarter was $262 million, up 17 percent from the same period for the prior fiscal year. The value of full year 2014 contract awards was a record $1.3 billion, an increase of 11 percent over the comparable year-ago period.

Commercial Business Fourth Quarter 2014 Highlights

Revenues from commercial clients increased to $100 million in the fourth quarter, up 46 percent from the same period last year, and accounted for 36 percent of total revenues. Revenues from energy advisory and energy efficiency clients were $38 million, up 13.2 percent from the same period last year. Energy advisory and energy efficiency clients accounted for 38 percent of commercial revenues and digital services/strategic communications clients accounted for 37 percent of commercial revenues.

Key Commercial Sales Highlights in the Fourth Quarter

Commercial sales were $104 million in the fourth quarter and $369 million for 2014. ICF was awarded more than 500 commercial projects globally in the fourth quarter. The largest awards were:

●	Energy Markets:

A $16 million contract with Southern Maryland Electric Cooperative (SMECO) to support SMECO’s residential, commercial and industrial energy efficiency programs.

A $6 million contract with a major U.S. utility to support overall program operations and implementation of a new suite of residential, commercial, industrial and governmental energy efficiency programs.

A $9.4 million contract extension to support a major U.S. utility by providing energy efficiency services for its existing buildings program.

Other wins with a value of more than $1 million each include business development work with a major U.S. international airport, digital marketing for a major U.S. consumer products company and energy efficiency and environmental management work for several major utilities.

Government Business Fourth Quarter 2014 Highlights

●

U.S. federal government revenues were flat with the comparable period in 2013, posting a slight 0.3 percent increase in the fourth quarter and accounting for 46 percent of total revenues, compared with 55 percent in the fourth quarter of the prior fiscal year. ICF saw growth in a number of areas, including the departments of Health and Human Services, State and the Environmental Protection Agency.

●	U.S. state and local government revenues increased 15.5 percent and accounted for 10 percent of total revenues, led by increased disaster recovery work related to Superstorm Sandy.

●

International government revenues increased 91.4 percent and accounted for 8 percent of total revenues, up from 5 percent in the fourth quarter of 2013, resulting from the Mostra acquisition which was completed in February 2014, and contract wins with the European Commission and the U.K. government.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 200 additional contracts from other U.S. state and local governments and international governments. The largest awards include:

●

Cybersecurity: A $27 million subcontract that supports the U.S. Department of Defense’s (DOD) cybersecurity efforts to protect and defend itself against malicious intent. This is the third program of this nature that ICF supports at DOD.

●	Environmental Claims Processing: A $14.5 million contract with the Commonwealth of Pennsylvania to administer reimbursement claims regarding underground storage tanks’ environmental damage.
●	Technical Assistance: A $12.6 million grant from the U.S. Department of Housing and Urban Development to provide technical assistance across a range of programs.
●	Health and Social Programs: An $8.4 million contract with the U.S. Department of Health and Human Services to support the Responsible Fatherhood information clearing house.
●	Health and Social Programs: A $5 million contract with the U.S. Department of Health and Human Services to support responsible drinking initiatives.

Additional awards of more than $1 million each from international governments include integrated marketing and communications support as well as education policy support for the European Commission and urban infrastructure investment assistance for a European aid agency. U.S. state government awards of more than $1 million each include work on a behavioral risk survey, education program evaluation, an energy efficiency business partners program and environmental impact reviews.

Summary and Outlook

“Our revenue diversification strategy has firmly positioned ICF in the commercial and international government arenas, which in the aggregate represented approximately 44 percent of fourth quarter revenues, up from 35 percent just one year ago. We have balanced this shift in client categories with a continued commitment to building our areas of subject matter expertise and expanding our digital services capabilities around customer and stakeholder engagement.

“Looking ahead, we anticipate continued growth in our commercial business led by digital services and our energy markets areas. Additionally, we expect to see continued positive year-over-year comparisons in our international government business on a local currency basis, but we expect that to be more than offset due to the strong U.S. dollar. Our Superstorm Sandy recovery work for state and local clients will start to wind down in the second quarter. We entered 2015 with a higher total contract backlog than we had at the comparable period in 2014, but we are assuming that federal government revenues in 2015 will slightly decline compared to 2014. To summarize, we are expecting year-over-year revenue growth of 14.3 percent, adjusted EBITDA growth of 24.7 percent and non-GAAP diluted EPS growth of 13.9 percent at the midpoint of our guidance,” Mr. Kesavan concluded.

The table below summarizes ICF’s full year 2015 guidance.

Revenue(1)	$1.175 billion-$1.225 billion

EBITDA margin	10-10.5 percent

Non-GAAP Diluted EPS(2)	$2.78 - $2.93

GAAP Diluted EPS	$2.25 - $2.40

Cash flow from operating activities	$90 million - $100 million

(1)Includes estimated impact of foreign exchange translations and revenues lost as a result of international office closures of approximately $20 million.

(2)Excludes $17 million amortization of intangibles, which equates to $0.53 of diluted earnings per share.

All per share guidance assumes weighted average shares outstanding of approximately 20 million and a full year effective tax rate of 38 percent.

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)

Gross Revenue	$276,426	$229,759	$1,050,134	$949,303
Direct Costs	168,485	143,146	654,946	591,516
Operating costs and expenses:
Indirect and selling expenses	83,447	68,874	302,020	272,387
Depreciation and amortization	3,876	2,886	13,369	11,238
Amortization of intangible assets	4,008	2,266	10,437	9,477
Total operating costs and expenses	91,331	74,026	325,826	293,102
Operating Income	16,610	12,587	69,362	64,685
Interest expense	(1,966)	(577)	(4,254)	(2,447)
Other expense	33	(221)	(958)	(12)
Income before income taxes	14,677	11,789	64,150	62,226
Provision for income taxes	5,914	4,033	24,120	22,896
Net income	$8,763	$7,756	$40,030	$39,330

Earnings per Share:
Basic	$0.45	$0.39	$2.04	$1.99
Diluted	$0.44	$0.38	$2.00	$1.95

Weighted-average Shares:
Basic	19,409	19,826	19,608	19,755
Diluted	19,744	20,233	19,997	20,186

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(596)	248	(1,491)	251
Comprehensive income, net of tax	$8,167	$8,004	$38,539	$39,581

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$276,426	$229,759	$1,050,134	$949,303
Subcontractor and Other Direct Costs*	73,660	58,423	275,740	239,529
Service Revenue	$202,766	$171,336	$774,394	$709,774

Reconciliation of EBITDA
Operating Income	$16,610	$12,587	$69,362	$64,685
Depreciation and amortization	7,884	5,152	23,806	20,715
EBITDA	24,494	17,739	93,168	85,400
Acquisition-related expenses**	799	536	2,243	903
Special charges related to severance for staff realignment***	—	—	1,931	—
Special charges related to office closures	1,284	—	1,284	—
Adjusted EBITDA	$26,577	$18,275	$98,626	$86,303

Reconciliation of Adjusted EPS
Diluted EPS	$0.44	$0.38	$2.00	$1.95
Acquisition-related expenses, net of tax	0.03	0.02	0.07	0.03
Special charges related to severance for staff realignment, net of tax	—	—	0.06	—
Special charges related to office closures, net of tax	0.04	—	0.04	—
Foreign currency loss related to office closure, net of tax	—	—	0.02	—
Adjusted EPS	$0.51	$0.40	$2.19	$1.98

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.
***	Special charges related to severance were for the staff realignment announced in the second quarter of 2014, a portion of which was not recognized until the third quarter of 2014.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31, 2014	December 31, 2013

Current Assets:
Cash	$12,122	$8,953
Contract receivables, net	260,254	205,062
Prepaid expenses and other	10,338	7,847
Income tax receivable	5,715	4,482
Total current assets	288,429	226,344
Total property and equipment, net	43,241	30,214
Other assets:
Goodwill	687,778	418,839
Other intangible assets, net	76,707	12,239
Restricted cash	1,478	1,864
Other assets	12,707	11,414
Total Assets	$1,110,340	$700,914

Current Liabilities:
Accounts payable	$65,755	$45,544
Accrued salaries and benefits	56,314	45,994
Accrued expenses and other current liabilities	42,308	32,256
Deferred revenue	31,554	20,282
Deferred income taxes	7,312	6,144
Total current liabilities	203,243	150,220
Long-term liabilities:
Long-term debt	350,052	40,000
Deferred rent	19,997	12,912
Deferred income taxes	27,886	10,780
Other	8,473	12,911
Total Liabilities	609,651	226,823
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,035,654 and 20,617,270 shares issued; and 19,430,154 and 19,764,634 shares outstanding as of December 31, 2014, and December 31, 2013, respectively	21	21
Additional paid-in capital	267,206	250,698
Retained earnings	285,937	245,907
Treasury stock	(49,994)	(21,545)
Accumulated other comprehensive loss	(2,481)	(990)
Total Stockholders’ Equity	500,689	474,091
Total Liabilities and Stockholders’ Equity	$1,110,340	$700,914

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended
	December 31,
	2014	2013
Cash flows from operating activities
Net income	$40,030	$39,330
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	272	112
Deferred income taxes	4,071	2,434
Non-cash equity compensation	11,008	8,891
Depreciation and amortization	23,806	20,715
Deferred rent	2,685	2,606
Other adjustments, net	(3,015)	1,972
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(2,464)	233
Prepaid expenses and other assets	(1,743)	(3,633)
Accounts payable	9,424	390
Accrued salaries and benefits	4,286	3,753
Accrued expenses	683	(1,091)
Deferred revenue	(2,099)	(2,407)
Income tax receivable and payable	(6,453)	6,749
Restricted cash	387	150
Other liabilities	(1,718)	609
Net cash provided by operating activities	79,160	80,813
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(12,974)	(14,161)
Payments for business acquisitions, net of cash received	(347,871)	(4,763)
Net cash used in investing activities	(360,845)	(18,924)

Cash flows from financing activities
Advances from working capital facilities	733,032	139,215
Payments on working capital facilities	(422,980)	(204,215)
Debt issue costs	(1,245)	—
Proceeds from exercise of options	1,831	3,103
Tax benefits of stock option exercises and award vesting	3,543	1,213
Net payments for stockholder issuances and buybacks	(28,323)	(7,447)
Net cash provided by (used in) financing activities	285,858	(68,131)
Effect of exchange rate changes on cash	(1,004)	470
Increase (decrease) in cash	3,169	(5,772)
Cash, beginning of period	8,953	14,725
Cash, end of period	$12,122	$8,953

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,728	$2,459
Income taxes	$24,335	$13,670

Non-cash investing and financing transactions:
Fair value of contingent consideration payable in connection with acquisition	$—	$2,842

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Energy, environment, and infrastructure	38%	41%	38%	39%
Health, social programs, and consumer/financial	54%	48%	52%	49%
Public safety and defense	8%	11%	10%	12%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

U.S. federal government	46%	55%	51%	58%
U.S. state and local government	10%	10%	10%	9%
International government	8%	5%	9%	5%
Government	64%	70%	70%	72%

Commercial	36%	30%	30%	28%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Time-and-materials	44%	52%	47%	52%
Fixed-price	39%	30%	34%	29%
Cost-based	17%	18%	19%	19%

Total	100%	100%	100%	100%